Exhibit 3.5
CERTIFICATE OF FORMATION
OF
BIG DIAMOND, LLC
a Texas limited liability company

Dated: April 29, 2013
This Certificate of Formation of Big Diamond, LLC (the “Company”) is being duly executed and filed by the undersigned natural person of the age of 18 years or more, as the organizer of the Company, under the Texas Business Organizations Code, as amended.

1.	The name of the entity is:
Big Diamond, LLC

2.	The Company is a domestic limited liability company.

3.	The period of duration of the Company is perpetual.

4.
The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which limited liability companies may be organized under the Texas Business Organizations Code, as amended.

5.
The name of the initial registered agent of the Company in the State of Texas is CT Corporation System, and the address of the registered office of such initial registered agent is 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201-4234.

6.	The Company will have managers. The name and address of the initial manager of the Company are:
Kimberly S. Bowers         One Valero Way, Building D, Suite 200,
San Antonio, Texas 78249-1616

7.	The name and address of the organizer are:
Ethan Jones             One Valero Way, San Antonio, Texas 78249-1616

8.
This limited liability company is being formed pursuant to a plan of conversion. The name of the converting entity is Big Diamond, Inc., which was formed on January 26, 1988 as a for-profit corporation under the laws of the State of Texas pursuant to the Texas Business Organizations Code, as amended, and its address prior to the conversion is One Valero Way, San Antonio, Texas 78249-1616.

9.
This Certificate of Formation shall be effective as of 11:45 a.m. Eastern Standard Time on April 29, 2013, in accordance with the provisions of sections 4.052 and 4.053 of the Texas Business Organizations Code, as amended.

[Signature page follows]

[Signature Page to Certificate of Formation of Big Diamond, LLC]
The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this Certificate of Formation as of the date set forth above, subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument, and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.
By:/s/ Ethan Jones
Ethan Jones
Organizer

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